Exhibit 4.59

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 1, 2010

THIS THIRD SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of October 1, 2010 (this “Third Supplemental Indenture”) between AMEREN ILLINOIS COMPANY (formerly named Central Illinois Public Service Company), an Illinois corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee to The Bank of New York (the “Trustee”).

The Company and the Trustee are parties to an Indenture, dated as of December 1, 1998 (the “Original Indenture”), providing, among other things, for the issuance from time to time of the Company’s Notes.

The Indenture was supplemented by the First Supplemental Indenture dated as of June 14, 2006 and by the Second Supplemental Indenture dated as of March 1, 2010 (the Original Indenture, as so supplemented, the “Indenture”).

$60,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2028 (the “2028 Notes”) were authenticated and delivered pursuant to the Company Order dated December 22, 1998 and remain outstanding as of the date hereof.

$150,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2011 (the “2011 Notes”) were authenticated and delivered pursuant to the Company Order dated June 13, 2001 and remain outstanding as of the date hereof.

$61,500,000 aggregate principal amount of the Company’s 6.70% Senior Secured Notes due 2036 (the “2036 Notes”) were authenticated and delivered pursuant to the Company Order dated June 14, 2006 and remain outstanding as of the date hereof.

On September 15, 2010, a Release Date occurred under the Indenture.

As of the date hereof, pursuant to the Agreement and Plan of Merger dated as of April 13, 2010 among the Company, Illinois Power Company (“IP”) and Central Illinois Light Company (“CILCO”), IP and CILCO were merged into the Company (herein sometimes called the “Merger”) whereby the Company is the surviving corporation.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding, including to add to the security of the Notes; to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the holders in any material respect, for the purpose of supplying any omission, curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision.

As of the date hereof, the Company has succeeded to the rights and obligations of IP under the IP Mortgage (as defined below) and the IP Indenture (as defined below).

The Company has elected to extend the Lien of the IP Mortgage to certain Operating Property owned by the Company immediately prior to the Merger (other than property expressly excepted and excluded from the Lien of the IP Mortgage) of the same kind and character as the properties of IP that were subject to such Lien immediately prior to the Merger, and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. To secure the outstanding Notes equally and ratably with the Debt of the Company secured by such Lien as provided in Section 6.07 of the Indenture, the Company has elected to amend the Indenture to add a new Article XVI to the Indenture and, pursuant thereto, will promptly deliver to the Trustee (a) the Related Series of IP Senior Notes (as defined below) in an aggregate principal amount equal to the aggregate principal amount of the outstanding Notes, which Related Series of IP Senior Notes will be secured by an equal aggregate principal amount of bonds issued under the IP Mortgage to the IP Indenture Trustee (as defined below) until an IP Release Date (as defined below) occurs, and (b) the Officers’ Certificate and Opinion of Counsel provided in Section 6.07(c) of the Indenture.

The Company has directed the Trustee to execute and deliver this Third Supplemental Indenture in accordance with the terms of the Indenture.

All things necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

“IP INDENTURE” shall mean the Indenture dated as of June 1, 2006 between Illinois Power Company (now the Company) and The Bank of New York Trust Company, N.A. (now The Bank of New York Mellon Trust Company, N.A.), as supplemented and amended from time to time.

“IP MORTGAGE” shall mean the General Mortgage Indenture and Deed of Trust, dated as of November 1, 1992 between Illinois Power Company (now the Company) and Harris Trust and Savings Bank (now The Bank of New York Mellon Trust Company, N.A.), as trustee, as supplemented and amended from time to time.

“IP SENIOR NOTES” shall mean the Senior Notes Series CIPS-AA, the Senior Notes Series CIPS-BB, and the Senior Notes Series CIPS-CC issued by the Company pursuant to the IP Indenture and any other senior notes issued by the Company under the IP Indenture and delivered to the Trustee pursuant to Section 16.09 hereof.

“IP INDENTURE TRUSTEE” shall mean the Person serving as trustee at the time under the IP Indenture.

“IP RELEASE DATE” shall mean the earlier of (a) the date on which the Lien of the IP Mortgage on the Operating Property of the Company has been terminated or (b) the date on which all Debt of the Company (other than Notes then outstanding under the Indenture) secured by the Lien of the IP Mortgage has been retired through payment, redemption, or otherwise at, before or after the maturity thereof or is no longer outstanding.

“RELATED SERIES OF CIPS NOTES” shall mean, when used in reference to the series of IP Senior Notes delivered to the Trustee pursuant to Section 16.01 hereof, the Notes in respect of which such series of IP Senior Notes were delivered, and, when used in reference to another series of IP Senior Notes, shall mean the series of Notes in respect of which such series of IP Senior Notes were delivered to the Trustee pursuant to Section 16.09 hereof upon the initial authentication and issuance of such series of Notes pursuant to Section 2.05 hereof.

“RELATED SERIES OF IP SENIOR NOTES” shall mean, when used in reference to (a) the 2028 Notes, the IP Senior Notes bearing the designation “Senior Notes Series CIPS-AA”, (b) the 2011 Notes, IP Senior Notes bearing the designation “Senior Notes Series CIPS-BB”, and (c) the 2036 Notes, IP Senior Notes bearing the designation “Senior Notes Series CIPS-CC”, and, when used in reference to any other series of Notes, shall mean the series of IP Senior Notes delivered to the Trustee pursuant to Section 16.09 hereof in connection with the initial authentication and issuance of such series of Notes pursuant to Section 2.05 hereof.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendment to add a new Article XVI to the Indenture. On and after the date hereof, the Indenture shall be amended to add a new Article XVI after Article XV of the Indenture reading as follows:

ARTICLE XVI

IP SENIOR NOTES

Section 16.01 DELIVERY OF INITIAL SERIES OF IP SENIOR NOTES. Subject to the provisions of Section 16.11 and Article V hereof, the Company will promptly (a) deliver to the Trustee, (i) in connection with the 2028 Notes, the Related Series of IP Senior Notes in the aggregate principal amount of $60,000,000, (ii) in connection with the 2011 Notes, the Related Series of IP Senior Notes in the aggregate principal amount of $150,000,000, and (iii) in connection with the 2036 Notes, the Related Series of IP Senior Notes in the aggregate principal amount of $61,500,000, each fully registered in the name of the Trustee, in trust for the benefit of the Holders from time to time of the Notes of such series issued under this Indenture as security for any and all obligations of the Company under the Notes of such series, including, but not limited to, (1) the full and prompt payment of the principal of and premium, if any, on the Notes of such series when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes of such series, at the Maturity thereof, and (2) the full and prompt payment of any interest on the Notes of such series when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes of such series and (b) deliver to the Trustee the certificate of the Expert required by Section 16.06 hereof (if required).

Section 16.02 RECEIPT. The Trustee acknowledges receipt of the IP Senior Notes described in Section 16.01 hereof.

Section 16.03 IP SENIOR NOTES HELD BY THE TRUSTEE. The Trustee shall, as the holder of IP Senior Notes, attend such meeting or meetings of bondholders under the IP Indenture or, at its option, deliver its proxy in connection therewith, as relate to matters with respect to which it is entitled to vote or consent. So long as no Event of Default hereunder shall have occurred and be continuing, either at any such meeting or meetings, or otherwise when the consent of the holders of the notes outstanding under the IP Indenture is sought without a meeting, the Trustee shall vote all IP Senior Notes then held by it, or consent with respect thereto, in accordance with instructions provided in a certificate of the Company or the IP Indenture Trustee, which instructions (a) shall direct the Trustee to so vote or consent in proportion with the vote or consent (as of 9:00 a.m. New York City time on the day of such vote or consent) of the holders of all other notes outstanding under the IP Indenture, the holders of which are eligible to vote or consent and (b) shall set forth said proportions; PROVIDED, HOWEVER, that the Trustee shall not so vote in favor of, or so consent to, any amendment or modification of the IP Indenture which, if it were an amendment or modification of this Indenture, would require the consent of Holders, without their prior consent, obtained in the manner prescribed in Section 13.02, of Holders of Notes which would be required under said Section 13.02 for such an amendment or modification of this Indenture.

Section 16.04 NO TRANSFER OF IP SENIOR NOTES; EXCEPTIONS. Except (i) as required to effect an assignment to a successor trustee under this Indenture, (ii) pursuant to Section 16.05 or Section 16.08 hereof, or (iii) in compliance with a final order of a court of competent jurisdiction in connection with any bankruptcy or reorganization proceeding of the Company, the Trustee shall not sell, assign or transfer the IP Senior Notes and the Company shall issue stop transfer instructions to the IP Indenture Trustee and any transfer agent under the IP Indenture to effect compliance with this Section 16.04.

Section 16.05 DELIVERY TO THE COMPANY OF ALL IP SENIOR NOTES. When the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on all IP Senior Notes shall be satisfied or deemed satisfied pursuant to Section 16.11 or Section 5.01(b) hereof, the Trustee shall, upon written request of the Company and receipt of the certificate of the Expert described in Section 16.06(b) hereof (if such certificate is then required by Section 16.06(b) hereof), deliver to the Company without charge therefor all of the IP Senior Notes, together with such appropriate instruments of transfer or release as may be reasonably requested by the Company. All IP Senior Notes delivered to the Company in accordance with this Section 16.05 shall be delivered by the Company to the IP Indenture Trustee for cancellation.

Section 16.06 FAIR VALUE CERTIFICATE.

(a) Upon the delivery by the Company to the Trustee of IP Senior Notes pursuant to Section 16.09 hereof, the Company shall simultaneously therewith deliver to the Trustee a certificate of an Expert (1) stating that it is familiar with the provisions of such IP Senior Notes and of this Indenture; (2) stating the principal amount of such IP Senior Notes so delivered, the stated interest rate (or method of calculation of interest) of such IP Senior Notes (if any) and the stated maturity date of such IP Senior Notes; (3) identifying the Notes being issued contemporaneously therewith, and (4) stating the fair value to the Company of such IP Senior Notes. If the fair value to the Company of the IP Senior Notes so delivered, as described in the certificate to be delivered pursuant to this Section 16.06(a), both (l) is equal to or exceeds (A) $25,000 and (B) 1% of the principal amount of the Notes outstanding at the date of delivery of such IP Senior Notes and (2) together with the fair value to the Company, as described in the certificates to be delivered pursuant to this Section 16.06(a), of all other IP Senior Notes delivered to the Trustee since the commencement of the then current calendar year, is equal to or exceeds 10% of the principal amount of the Notes outstanding at the date of delivery of such IP Senior Notes, then the certificate required by this Section 16.06(a) shall (1) be delivered by an Expert who shall be independent of the Company and (2), in addition to the certifications described above, state the fair value to the Company of all IP Senior Notes delivered to the Trustee pursuant to Section 16.09 hereof since the commencement of the then current year as to which a certificate was not delivered by an Expert independent of the Company.

(b) If IP Senior Notes are delivered or surrendered to the Company pursuant to Section 16.05 or 16.08 hereof, the Company shall simultaneously therewith deliver to the Trustee a certificate of an Expert (1) stating that it is familiar with the provisions of such IP Senior Notes and of this Indenture, (2) stating the principal amount of such IP Senior Notes so delivered, the stated interest rate (or method of calculation of interest) of such IP Senior Notes (if any) and the stated maturity date of such IP Senior Notes, (3) if applicable, identifying the Notes, the payment of the interest on and principal of which has been discharged hereunder, (4) stating that such delivery and release will not impair the lien of this Indenture in contravention of the provisions of this Indenture. If, prior to the Release Date, the fair value of the IP Senior Notes so delivered and released, as described in the certificate to be delivered pursuant to this Section 16.06(b), both (l) is equal to or exceeds (A) $25,000 and (B) 1% of the principal amount of the outstanding Notes at the date of release of such IP Senior Notes and (2) together with the fair value, as described in the certificates to be delivered pursuant to this Section 16.06(b), of all other IP Senior Notes released from the lien of this Indenture since the commencement of the then current calendar year, is equal to or exceeds 10% of the principal amount of the Notes outstanding at the date of release of such IP Senior Notes, then the certificate required by this Section 16.06(b) shall be delivered by an Expert who shall be independent of the Company.

If, in connection with a delivery or release of outstanding IP Senior Notes, the Company provides to the Trustee an Opinion of Counsel stating that the certificate described by this Section 16.06 is not required by law, such certificate shall not be required to be delivered hereunder in connection with such delivery or release.

Section 16.07 FURTHER ASSURANCES. The Company, at its own expense, shall do such further lawful acts and things, and execute and deliver such additional conveyances, assignments, assurances, agreements, financing statements and instruments, as may be necessary in order to better assign, assure and confirm to the Trustee its interest in the IP Senior Notes and for maintaining, protecting and preserving such interest.

Section 16.08 EXCHANGE AND SURRENDER OF IP SENIOR NOTES. At any time a Note shall cease to be entitled to any lien, benefit or security under this Indenture pursuant to Section 5.01(b) hereof and the Company shall have provided the Trustee with notice thereof, the Trustee shall surrender an equal principal amount of the Related Series of IP Senior Notes, subject to the limitations of this Section 16.08, to the Company for cancellation. The Trustee shall, together with such IP Senior Notes, deliver to the Company such appropriate instruments of transfer or release as the Company may reasonably request. Prior to the surrender required by this paragraph, the Trustee shall receive from the Company the following, and (subject to Section 9.01 hereof) shall be fully protected in relying upon, an Officers’ Certificate stating (i) the aggregate outstanding principal amount of the IP Senior Notes of the series surrendered by the Trustee, after giving effect to such surrender, (ii) the aggregate outstanding principal amount of the Related Series of CIPS Notes and (iii) that the surrender of the IP Senior Notes will not result in any default under this Indenture.

The Company shall not be permitted to cause the surrender or exchange of all or any part of a series of IP Senior Notes contemplated in this Section, if, after such surrender or exchange, the aggregate outstanding principal amount of the Related Series of CIPS Notes would exceed the aggregate outstanding principal amount of such series of IP Senior Notes held by the Trustee. Any IP Senior Notes received by the Company pursuant to this Section 16.08 shall be delivered to the IP Indenture Trustee for cancellation. Notwithstanding anything herein to the contrary, until the Release Date, the Company shall preserve and maintain the Lien of this Indenture, and shall not permit, at any time prior to the Release Date, the aggregate principal amount of IP Senior Notes held by the Trustee to be less than the aggregate amount of Notes Outstanding.

Section 16.09 ACCEPTANCE OF ADDITIONAL IP SENIOR NOTES. Upon the issuance of a series of Notes hereunder (other than the initial series of Notes referred to in Section 16.01 hereof) at any time prior to the Release Date, the Company shall deliver to the Trustee in trust for the benefit of the Holders of the Notes as described in Section 16.11 hereof, and the Trustee shall accept therefor, a Related Series of IP Senior Notes registered in the name of the Trustee conforming to the requirements of Section 16.10 hereof.

Section 16.10 TERMS OF IP SENIOR NOTES. Each series of IP Senior Notes delivered to the Trustee pursuant to Section 16.01 or Section 16.09 hereof shall have the same stated maturity date and shall be in the same aggregate principal amount as, and have redemption provisions corresponding to, the Related Series of CIPS Notes being issued; it being expressly understood that such IP Senior Notes may, but need not, bear interest, any such interest to be payable on the same Interest Payment Dates as the Related Series of CIPS Notes being issued.

Section 16.11 IP SENIOR NOTES AS SECURITY FOR NOTES. Until the IP Release Date and subject to Article V hereof, IP Senior Notes delivered to the Trustee, for the benefit of the Holders of the Notes, shall constitute part of the trust estate and security for any and all obligations of the Company under the Notes, including, but not limited to (1) the full and prompt payment of the principal of and premium, if any, on such Notes when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes, either at the stated maturity thereof, upon acceleration of the maturity thereof or upon redemption, and (2) the full and prompt payment of any interest on such Notes when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes.

Notwithstanding anything in this Indenture to the contrary, from and after the IP Release Date, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on the IP Senior Notes shall be deemed satisfied and discharged as provided in the supplemental indenture or indentures to the IP Indenture creating such IP Senior Notes and the IP Senior Notes shall cease to secure in any manner Notes theretofore or subsequently issued. From and after the IP Release Date, any conditions to the issuance of Notes that refer or relate to IP Senior Notes or the IP Indenture shall be inapplicable. Following the IP Release Date, the Company shall not issue, assume, guarantee or permit to exist any Debt secured by the Lien of the IP Mortgage on any Operating Property of the Company except as permitted by Section 6.07 of the Indenture.

The Company shall notify the Trustee promptly of the occurrence of the IP Release Date. Notice of the occurrence of the IP Release Date shall be given by the Trustee to the Holders of the Notes in the manner provided in Section 15.10 hereof not later than 30 days after the IP Release Date.

[End of Article XVI]

Section 2.2 Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this Third Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2 Governing Law. This Third Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3 Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5 Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

Ameren Illinois Company

By:	/s/ Martin J. Lyons, Jr.
	Name:	Martin J. Lyons, Jr.
	Title:	Senior Vice President and Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ Judy Bartolini
	Name:	Judy Bartolini
	Title:	Vice President